Exhibit 99.1

MARINEMAX EXPANDS FINANCING CAPACITY

~ Increases Borrowing Facility to $300 Million ~

CLEARWATER, FL – June 14, 2016 – MarineMax, Inc. (NYSE:HZO), the nation’s largest recreational boat and yacht retailer, announced today that it has expanded its financing facility to, among other things, provide for borrowings of up to $300 million from the previous limit of $260 million.

The expanded facility has a three-year term, expiring in October 2019 and it has two, one-year options to renew, subject to lender approval. Borrowings under the facility are secured primarily by the Company’s inventory that is financed through the facility and related accounts receivable. The Company’s real estate is not pledged. The agent of the facility is Wells Fargo Commercial Distribution Finance (formerly GE Capital, Commercial Distribution Finance) and includes M&T Bank and Bank of the West. The facility contemplates that other lenders may be added by the Company to finance other inventory not financed under this facility, if needed.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax, Inc. stated, “As we continue to produce solid year-over-year growth, it is prudent to increase our borrowing capacity in anticipation of future industry improvement and anticipated strong demand for new models from our manufacturing partners. Our lenders understand the industry and improvements to our financing facility are reflective of our strong results, allowing for more financial flexibility. This enhanced financial flexibility should allow us to capitalize on acquisitions and other growth opportunities as they emerge.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Sea Pro, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 56 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the facility’s term and options to renew; the potential addition of lenders to the facility; the Company’s anticipation of future industry improvement and anticipated strong demand for new models from the Company’s manufacturing partners; and the Company’s belief that the enhanced financial flexibility provided by the increase in capacity should allow the Company to capitalize on acquisitions and growth opportunities as they emerge. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s ability to manage inventory and expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the lenders’ ability to provide the agreed upon financing and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2015, subsequent Reports on Form 8-K and 10-Q and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, Inc.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc.
727.531.1700

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